Exhibit 2

PURCHASE AND ASSUMPTION AGREEMENT

By and Between

THE BANK OF KENTUCKY, INC.

AS BUYER

And

PEOPLES BANK OF NORTHERN KENTUCKY, INC.

AS SELLER

And

PEOPLES BANCORPORATION OF NORTHERN KENTUCKY, INC.

September 24, 2002

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TABLE OF CONTENTS

Section	Page

10.16 Further Assurances	49

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EXHIBITS

2.10(b)(1)	Form of General Warranty Deed
2.10(b)(2)	Form of Bill of Sale
2.10(b)(3)	Form of Assignment and Assumption Agreement
2.10(b)(4)	Form of Officers’ Certificate (Section 2.10(b)(4))
2.10(b)(5)	Form of Closing Statement
2.10(b)(6)	Form of Seller Affidavit re: Foreign Person
2.10(b)(10)	Form Officers’ Certificate (Section 2.10(b)(10))
2.10(b)(14)	Form of Tenant Estoppel Certificate
2.10(b)(15)	Form of Landlord Estoppel Certificate
6.1(i)	Form of Opinion of Seller’s Counsel

SCHEDULES

Description	Schedule

Par Deposits	1.4(b)
Real Estate and Related Improvements and Fixtures	2.1(a)(1)
Leases or Subleases	2.1(a)(2)
Personal Property Leases	2.1(a)(3)
Repurchase Agreements	2.1(a)(11)
Excluded Contracts	2.1(b)(2)
Seller’s Loans	2.4(a)
Excluded Loans and Discount Loans	2.4(b)(i)
Par Value Loans	2.4(b)(ii)
Seller’s Underwriting and Documentation Guidelines	2.4(c)
Assumed Contracts	2.5
Consents	4.5
Permitted Encumbrances	4.7
Material Adverse Change	4.11
Litigation	4.12
Compliance With Law	4.13
Mortgages, Trust Deeds, Ground Leases & Other Subordination of Leases	4.18(g)
Notice of Special Assessment	4.19(c)
Leases Relating to Purchased Assets (Real Property)	4.19(e)
Work on Real Estate Giving Rise to Liens	4.19(g)
Employee Benefit Plans	4.22(b)
Welfare Plans	4.22(c)
Actions not in the Ordinary Course of Business	4.24
Undisclosed Liabilities	4.29
Material Consents	6.1(d)
Opinion of Buyer’s Counsel	6.2(h)

PURCHASE AND ASSUMPTION AGREEMENT

THIS AGREEMENT made this 24 day of September, 2002, by and between THE BANK OF KENTUCKY, INC., a Kentucky state bank having its executive offices in Florence, Kentucky (“Buyer”), PEOPLES BANK OF NORTHERN KENTUCKY, INC., a Kentucky state bank having its main office in Crestview Hills, Kentucky (“Seller”), and PEOPLES BANCORPORATION OF NORTHERN KENTUCKY, INC., a Kentucky corporation and bank holding company, having its executive offices in Crestview Hills, Kentucky, and owner of all the outstanding capital stock of Seller (“Bancorp”).

RECITALS:

A.    Seller desires to sell certain assets and transfer its deposits and certain other specifically identified liabilities associated with its main office and all of its branch offices (each location an “Office” and collectively, the “Offices”); and

B.    Buyer desires to purchase such assets and assume such deposits and certain other specifically identified liabilities associated with the Offices on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1.    DEFINITIONS.    As used in this Agreement, the terms below shall have the following meanings.

1.1    Affiliate.    “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person.

1.2    Agreement.    “Agreement” means this Agreement.

1.3    Assigned Loans.    “Assigned Loans” shall mean all of Seller’s Loans, excluding Overdrafts and the Excluded Loans.

1.4    Assumed Contracts.    “Assumed Contracts” shall have the meaning set forth in Section 2.5.

1.5    Assumed Liabilities.    “Assumed Liabilities” shall have the meaning set forth in Section 2.2(b).

1.6    Banking Operations.    “Banking Operations” shall mean the business and operations of the Offices.

1.7    Book Value.    “Book Value” shall mean the book value reflected in Seller’s balance sheet, determined in accordance with GAAP consistently applied.

1.8    Brokered Deposits.    “Brokered Deposits” shall mean deposits purchased through brokers or other third parties.

1.9    Business Day.    “Business Day” shall mean any day other than a Saturday or Sunday or any other day on which banks in Kentucky are permitted or required to be closed.

1.10    Case.    “Case” shall mean the case styled Mitchell et al v. Peoples National Bank et al (Case No. 02-C1-00691) filed with the Boone County Circuit Court in the Commonwealth of Kentucky.

1.11    Closing; Closing Date.    “Closing” and “Closing Date” shall have the meaning set forth in Section 2.9.

1.12    COBRA.    “COBRA” means Section 4980B of the Code (as well as its predecessory provision, Section 162(k)) of the Code, and Sections 601 through 608, inclusive, of ERISA.

1.13    Code.    “Code” means the Internal Revenue Code of 1986, as amended.

1.14    Consents.    “Consents” shall have the meaning set forth in Section 3.1(h).

1.15    Customer Deposit Base Intangible.    “Customer Deposit Base Intangible” means the value of the Deposits, related records and customer base transferred to Buyer hereunder.

1.16    Damages.    “Damages” means any and all losses, costs, claims, liabilities, fines, penalties and expenses, including (i) interest which may be imposed in connection therewith, (ii) court costs and reasonable fees and disbursements of counsel and consultants, and (iii) reasonable costs and expenses incurred in enforcing any right of indemnification against any party.

1.17    Depositors.    “Depositors” means account holders having Deposits booked by Seller at the Offices.

1.18    Deposits.    “Deposits” means all deposit accounts that are booked at each of the Offices, including Par Deposits, passbooks, certificates of deposit, the repurchase agreements listed on Schedule 2.1(a)(11) hereto, statement savings, checking, Money Market, and NOW accounts and IRA deposits.

1.19    Discount Value Loans.    “Discount Value Loans” means all Assigned Loans that are identified on Schedule 2.4(b) as Discount Value Loans.

1.20    Effective Time.    “Effective Time” means the close of business on the Closing Date.

1.21    Employee Benefit Plan.    “Employee Benefit Plan” shall have the meaning set forth in Section 3(3) of ERISA.

1.22    Encumbrances.    “Encumbrances” shall mean any charge, claim, community property interest, condition, equitable interest, participation interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

1.23    Environmental Laws.    “Environmental Laws” shall have the meaning set forth in Section 4.16(a).

1.24    ERISA.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.25    Erpenbeck.    “Erpenbeck” shall mean either the Erpenbeck Company or Erpenbeck & Kennedy Builders.

1.26    Escrow Agent.    “Escrow Agent” shall mean LaSalle Bank, National Association.

1.27    Escrow Agreement.    “Escrow Agreement” shall mean the escrow agreement dated as of the date hereof entered into among the Escrow Agent, Buyer and Seller.

1.28    Excluded Loans.    “Excluded Loans” shall mean the loans identified on Schedule 2.4(b) as Excluded Loans, which schedule shall include, without limitation, the following Excluded Loans: (i) any loan made to Erpenbeck, any Affiliate thereof, or any other Person in which Erpenbeck or its Affiliates has any ownership interest, (ii) loans that were not made in a manner consistent with Seller’s underwriting and documentation guidelines then in effect at the time of origination or acquisition, and (iii) any loan that does not, in the reasonable discretion of the Buyer, satisfy reasonable underwriting or performance criteria.

1.29    Federal Funds Rate.    “Federal Funds Rate” means the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal from the Effective Time adjusted as such average may increase or decrease during the period between the Effective Time and the date of the applicable payment.

1.30    Federal Home Loan Bank Loans.    “Federal Home Loan Bank Loan” shall mean the four loans between the Federal Home Loan Bank of Cincinnati (as lender) and Seller (as borrower), in the aggregate principal amount of $15,000,000.

1.31    GAAP.    “GAAP” shall mean generally accepted accounting principles in effect in the United States of America from time to time, consistently applied.

1.32    Governmental Authority.    “Governmental Authority” shall mean any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

1.33    Hired Employees.    “Hired Employees” shall have the meaning set forth in Section 2.8(b).

1.34    Indemnified Person.    “Indemnified Person” shall have the meaning set forth in Section 9.3(a).

1.35    Indemnifying Person.    “Indemnifying Person” shall have the meaning set forth in Section 9.3(a).

1.36    IRA.    “IRA” shall mean individual retirement account or similar account created by a trust for the benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

1.37    IRS.    “IRS” shall mean Internal Revenue Service.

1.38    Knowledge.    “Knowledge” shall mean the actual knowledge of a branch manager (or loan officer) of one of the Offices or any officer or director of Seller or Bancorp.

1.39    KRS.    “KRS” shall mean Kentucky Revised Statutes.

1.40    Leases.    “Leases” shall have the meaning set forth in Section 2.1(a)(2).

1.41    Loan Discount.    “Loan Discount” means, as of any date of determination with respect to each Discount Value Loan, the dollar amount determined by multiplying (a) the percentage identified on Schedule 2.4(b) as the discount for such Discount Value Loan times (b) the Book Value of such Discount Value Loan on such date.

1.42    Loan Loss Reserve.    “Loan Loss Reserve” shall mean the reserves established by Seller in accordance with its customary practices with respect to the Assigned Loans as of the Closing Date.

1.43    Loans.    “Loans” shall mean all loans, or other extensions of credit, including, but not limited to (i) loans secured in whole or in part by Deposits attributable to an Office, (ii) commercial, consumer and residential/real estate loans, leases and other loans attributable to an Office, (iii) loans automatically created as the result of an Overdraft or (iv) letters of credit, in each case net of any unearned income plus accrued interest thereon.

1.44    Office; Offices.    “Office” or “Offices” shall have the meaning set forth in Recital A.

1.45    OREO.    “OREO” shall mean any real property acquired by the Seller in satisfaction of a debt, including, without limitation, real property acquired as a result of foreclosure.

1.46    Overdrafts.    “Overdrafts” shall mean overdrafts of the book balance of any accounts constituting Deposits and all consumer lines of credit made available to customers of the Offices as a protection against overdrafts of such accounts.

1.47    Par Deposits.    “Par Deposits” shall mean the Brokered Deposits and certain short-term deposits identified on Schedule 1.4(b).

1.48    Par Value Loans.    “Par Value Loans” shall mean all Assigned Loans that are identified on Schedule 2.4(b)(ii)) (including the revision thereto referenced in Section 2.4(b)(ii)) as Par Value Loans.

1.49    Pension Plan.    “Pension Plan” shall mean any Employee Benefit Plan which is a pension plan within the meaning of Section 3(2) of ERISA and that covers Seller Employees.

1.50    Permitted Encumbrances.    “Permitted Encumbrances” shall have the meaning set forth in Section 4.7.

1.51    Permitted Enforceability Exceptions.    “Permitted Enforceability Exceptions” shall mean those exceptions with respect to enforcement under bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability now or hereafter in effect relating to or affecting creditors’ rights generally, public policy and general principles of equity.

1.52    Person.    “Person” shall mean any individual, association, corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

1.53    Personal Property.    “Personal Property” shall mean the personal property of Seller, whether owned or leased, consisting of the furniture, fixtures, equipment, security systems, safe deposit boxes, vaults and other tangible personal property that is located on or affixed to the Offices, together with any manufacturer’s warranties that are assignable and are in effect, in each case as of the Effective Time and any of such items on order as of the Effective Time.

1.54    Personal Property Leases.    “Personal Property Leases” shall mean all leases of Personal Property.

1.55    Pledged Loans.    “Pledged Loans” shall have the meaning set forth in Section 2.1(b)(6).

1.56    Premium Deposits.    “Premium Deposits” shall mean all Deposits excluding Par Deposits and repurchase agreements.

1.57    Purchase Price.    “Purchase Price” shall have the meaning set forth in Section 2.2(a).

1.58    Real Estate.    “Real Estate” shall have the meaning set forth in Section 2.1(a)(1).

1.59    Regulatory Approvals.    “Regulatory Approvals” shall mean all required federal and state regulatory approvals for the transactions contemplated by this Agreement, including the U.S. Department of Justice waiting period following regulatory approval.

1.60    Review.    “Review” shall have the meaning set forth in Section 4.16(d).

1.61    Safe Deposit Contracts.    “Safe Deposit Contracts” shall mean all safe deposit contracts and leases for the safe deposit boxes located at the Offices as of the Effective Time.

1.62    Seller Employee.    “Seller Employee” shall mean any person who is employed by Seller at the Offices.

1.63    Third Party Claim.    “Third Party Claim” shall have the meaning set forth in Section 9.3.

1.64    Transferred Assets.    “Transferred Assets” shall have the meaning set forth in Section 2.1(a).

1.65    Trust Accounts.    “Trust Accounts” shall mean Seller’s fiduciary and non-fiduciary trust, custody, estate administration and guardian administration accounts.

1.66    Trust Account Assets.    “Trust Account Assets” shall mean all Trust Agreements and any rights of Seller to the assets of Trust Accounts or to hold the assets of Trust Accounts in accordance with Trust Agreements.

1.67    Trust Agreement.    “Trust Agreement” shall mean any contract or agreement that creates, modifies or governs a Trust Account.

1.68    Welfare Plan.    “Welfare Plan” shall mean any Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA and that covers Seller Employees.

2.    PURCHASE AND ASSUMPTION.

2.1    Sale and Purchase of the Assets.

(a)    As of the Effective Time, and subject to the terms and conditions set forth herein, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase from Seller any and all right, title and interest of Seller in and to the following assets, except as otherwise excluded from sale pursuant to the provisions of Section 2.1(b) below (collectively, the “Transferred Assets”):

(1)    all of Seller’s fee simple right, title and interest in and to the real estate and all of Seller’s right, title and interest in and to the related improvements and fixtures including automated teller machines (“ATMs”) as set forth on Schedule 2.1(a)(1) hereto, together with all assignable real property rights and appurtenances pertaining thereto (collectively, the “Real Estate”);

(2)    any leases or subleases relating to real property (including, without limitation, ATM premises) pursuant to which Seller acts as lessor, lessee, sublessor or sublessee (collectively, the “Leases”) as described on Schedule 2.1(a)(2);

(3)    all Personal Property and all Personal Property Leases (to the extent assignable), a complete and accurate list of which Personal Property Leases are listed on Schedule 2.1(a)(3);

(4)    all Safe Deposit Contracts with any and all keys related to safe deposit boxes located at the Offices, including any master keys related thereto and all keys to each unrented safe deposit box;

(5)    the Assigned Loans, including the collateral therefor and security interests securing same, and the servicing rights under the Assigned Loans;

(6)    all Overdrafts;

(7)    all Assumed Contracts;

(8)    all Trust Accounts, Trust Account Assets, and Trust Agreements;

(9)    the Customer Deposit Base Intangible;

(10)    any escrows associated with Assigned Loans (i.e. insurance, taxes);

(11)    the repurchase agreements listed on Schedule 2.1(a)(11); and

(12)    security deposits held by Seller in its capacity as landlord under any Leases.

(b)    The following items shall be excluded from the Transferred Assets (collectively, the “Excluded Assets”):

(1)    the Excluded Loans;

(2)    all of the contracts and agreements set forth on Schedule 2.1(b)(2);

(3)    OREO;

(4)    the Loan Loss Reserve;

(5)    security deposits owed to Seller in its capacity as tenant under any Leases;

(6)    all other assets of Seller not expressly referenced in Section 2.1(a).

2.2    Purchase Price

(a)    As consideration for the purchase of the Transferred Assets, Buyer shall pay Seller a purchase price (the “Purchase Price”) equal to the sum of the following:

(1)    8.5% of the average Premium Deposit balance. As used herein, “average Premium Deposit balance” means the average daily dollar amount of all Premium Deposits during the 30-day period beginning on the close of business on July 23, 2002 and ending on the close of business 30 days thereafter;

(2)    102.75% of the Book Value of the Assigned Loans (other than Par Value Loans and Discount Value Loans) as of the Effective Time;

(3)    the Book Value of the Par Value Loans, the Real Estate and the Personal Property as of the Effective Time;

(4)    the Book Value of the Discount Value Loans as of the Effective Time, less the aggregate amount of all Loan Discounts; and

(b)    In addition, Buyer shall assume as of the Effective Time and pay, perform and discharge as of or after the Effective Time, as the case may be, all of the duties, obligations, and liabilities of Seller arising from and after the Effective Time relating to the following (the “Assumed Liabilities”):

(1)    the Deposits and all terms and agreements related thereto;

(2)    the Real Estate and the Personal Property;

(3)    the Leases and the Personal Property Leases, provided that Buyer shall not assume any liabilities, duties or obligations arising under any Lease or Personal Property Lease that is not assigned to Buyer at Closing due to the failure to obtain a necessary consent or otherwise;

(4)    the Safe Deposit Contracts (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Date in violation of the applicable Safe Deposit Contract or applicable law);

(5)    the Assigned Loans and the servicing thereof;

(6)    the Overdrafts;

(7)    the Assumed Contracts; provided, however that Buyer shall not assume any liabilities, duties or obligations arising under any Assumed Contract that is not assigned to Buyer at the Closing due to the failure to obtain a necessary consent or otherwise; and

(8)    the Federal Home Loan Bank Loans.

(c)    Notwithstanding anything to the contrary contained herein, Buyer shall not assume any duties, obligations or liabilities of Seller of any kind, whether known, unknown, contingent or otherwise, (i) unless such duties, obligations or liabilities are specifically and expressly assumed by Buyer under this Agreement, (ii) attributable to any acts or omissions to act taken or omitted to be taken by Seller prior to the Effective Time in violation of any applicable laws, contracts or fiduciary duties, (iii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller prior to the Effective Time, (iv) relating to tax accruals of Seller or (v) arising from circumstances, events or conditions prior to the Effective Time and not expressly assumed hereunder (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the assumption by Buyer of the Assumed Liabilities shall not in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Assumed Liabilities with any third party obligee.

(d)    All real property sales and transfer taxes that are payable or that arise as a result of the consummation of the transactions contemplated hereby shall be paid by Seller.

(e)    Seller shall prepare, in consultation with Buyer, a balance sheet (the “Pre-Closing Balance Sheet”) in accordance with GAAP consistently applied as of a date not earlier than seven (7) days prior to the Closing Date anticipated by the parties (the “Pre-Closing Balance Sheet Date”) based on Seller’s books and records. Seller agrees to pay to Buyer at the Closing, in immediately available funds, the sum of (i) the amount of Deposits assumed by Buyer pursuant to paragraph (b) above as reflected by the Pre-Closing Balance Sheet and (ii) the aggregate fair market value of the Federal Home Loan Bank Loans, as such fair market value is determined by the Federal Home Loan Bank of Cincinnati as of the date of the Pre-Closing Balance Sheet. Buyer agrees to pay Seller at the Closing, in immediately available funds, the Purchase Price computed in accordance with Section 2.2 (a) above, as reflected by the Pre-Closing Balance Sheet. Buyer’s payment of the Purchase Price to Seller shall be effectuated in the following manner: (i) Buyer shall pay $16.8 million into an escrow account with the Escrow Agent, which escrow account will be established pursuant to an escrow agreement executed by Seller and counsel for the class of plaintiffs in the Case. This payment to the escrow account will be in satisfaction of Seller’s obligation to deposit $16.8 million into the escrow account in connection with the settlement of the Case and shall constitute part of Buyer’s payment of Purchase Price to Seller; and (ii) Buyer shall pay $4.0 million into an escrow account with the Escrow Agent, which escrow account will be established pursuant to the terms of the Escrow Agreement among Escrow Agent, Buyer and Seller; and (iii) Buyer shall pay directly to Seller the difference between (x) the Purchase Price computed in accordance with Section 2.2(a) above, as reflected by the Pre-Closing Balance Sheet, and (y) $20.8 million (the $16.8 million escrow plus the $4 million escrow). All amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in 2.11(a) hereof).

(f)    Within thirty (30) days after the Closing Date, Seller and Buyer shall agree on the allocation of the Purchase Price. Seller and Buyer shall jointly and properly execute and complete Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the IRS, together with any and all attachments required to be filed therewith. Seller and Buyer shall timely file any such forms and statements with the IRS. To the extent consistent with applicable law, Seller and Buyer shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final Purchase Price, provided, however, that neither Seller nor Buyer shall be obligated to litigate any challenge to such allocation of the final Purchase Price by any Governmental Authority. Seller and Buyer shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

2.3    Proration; Other Closing Date Adjustments.

(a)    Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Offices, hold the Transferred Assets and retain the Assumed Liabilities for its own account until the Effective Time, and that Buyer shall operate the Offices, hold the Transferred Assets and assume the Assumed Liabilities for its own account as of the Effective Time. Thus, except as otherwise expressly provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of the Effective Time, and settled between Seller and Buyer on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto. In furtherance of the foregoing, Buyer shall promptly forward to Seller complete and accurate copies of all invoices, billing statements and similar documents received by Buyer after the Effective Time and relating to the Banking Operations conducted prior to the Effective Time, and Seller shall promptly forward to Buyer complete and accurate copies of all invoices and billing statements received by Seller relating to the Banking Operations conducted after the Effective Time. To the extent the exact amounts of any real property taxes or other items to be prorated are not known on the Closing

Date, the parties shall make reasonable estimates of such taxes or other items for purposes of making prorations at Closing and shall thereafter adjust the prorations as promptly as practicable after such exact amounts are finally ascertained.

(b)    For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) rental payments under the Leases; (ii) personal and real property taxes and assessments arising from Real Estate or otherwise from the Banking Operations; (iii) FDIC deposit insurance assessments for the Deposits transferred at Closing based upon the number of days remaining in such assessment period and the actual rate paid; (iv) prepaid expenses and items and accrued but unpaid liabilities a portion of which is attributable to periods after the Effective Time (it being understood that Buyer shall have no liability for any accrued but unpaid liabilities attributable to Excluded Assets or Excluded Liabilities), as of the close of business on the Closing Date; (vi) Kentucky state bank deposit and financial institution franchise taxes; and (vii) utilities (which shall be prorated on the basis of the best information available as of the Closing Date).

2.4    Assigned Loans.    In connection with the performance of its obligations under this Agreement, Seller and Bancorp shall observe the following covenants for, and hereby make the following representations and warranties to Buyer with respect to, each Assigned Loan sold, transferred and assigned by Seller to Buyer. Such covenants, representations and warranties are made as of the date of this Agreement and as of the date of assignment of the Assigned Loans by Seller to Buyer.

(a)    Schedule 2.4(a) contains the following information regarding the Seller’s Loans: (1) account number, (2) borrower name, (3) secured status and the priority of any lien, (4) for term loans, the initial principal balance, (5) for lines of credit, the total amount of credit available, (6) the outstanding principal balance and the outstanding accrued interest, (7) the current Book Value, and (8) whether the Loan is current and, if not, the number of days past due. Seller and Bancorp represent and warrant that the information contained on Schedule 2.4(a), is complete and accurate as of its date, and the revision thereto referenced in Section 2.4(d) is complete and accurate as of the Closing Date.

(b)    (i)    Attached as Schedule 2.4(b)(i) is a list identifying Excluded Loans and Discount Value Loans and, with respect each Discount Value Loan, the discount applicable thereto.

(ii)    Attached as Schedule 2.4(b)(ii) is a list of Par Value Loans. Between the date hereof and the Closing Date, Seller shall have the right to supplement the documentation evidencing such Par Value Loans. Should the supplemental documentation related to a particular Par Value Loan satisfy Buyer’s concerns with respect to paying a premium for such Par Value Loan, in Buyer’s reasonable discretion, such Par Value Loan shall be removed from Schedule 2.4(b)(ii) and identified on the revised Schedule 2.4(a) to be provided by Seller pursuant to Section 2.4(d) hereof. In any event, Seller shall provide a revised Schedule 2.4(b)(ii) to the

Buyer on the Closing Date, which revised Schedule 2.4(b)(ii) shall be complete and accurate as of the Closing Date.

(c)    As to each Assigned Loan, Seller hereby represents and warrants to Buyer that:

(i)    Each Assigned Loan was made by Seller (or by Seller’s predecessor in the case of Assigned Loans acquired by Seller): (A) in the ordinary course of business at the time such Assigned Loan was made; (B) in accordance in all material respects with then existing federal and state laws and regulations; and (C) in accordance with Seller’s underwriting and documentation guidelines then in effect at the time of origination or acquisition, which guidelines are set forth on Schedule 2.4(c).

(ii)    Each Assigned Loan has been originated, serviced and administered in all material respects in accordance with (A) Seller’s standard loan servicing and operating procedures as in effect from time to time; (B) all applicable federal and state laws and regulations; and (C) the respective loan documents governing such Assigned Loan.

(iii)    None of the rights or remedies under the documentation relating to the Assigned Loans has been amended, modified, waived, subordinated or otherwise altered by Seller except as evidenced by a written instrument which is a part of the file with respect to the Assigned Loans and was entered into by Seller in good faith and in the ordinary course of business.

(iv)    Each Assigned Loan constitutes a legal, valid and binding obligation of the respective borrowers or obligors, enforceable against such borrowers and obligors in accordance with its terms, subject to the Permitted Enforceability Exceptions. No Assigned Loan is subject to any asserted defense, offset or counterclaim. No Assigned Loan is more than sixty (60) days past due and, to Seller’s Knowledge, no borrower or obligor has initiated bankruptcy or similar proceedings.

(v)    Each Assigned Loan identified on Schedule 2.4(a) (including the revision thereto referenced in section 2.4(d) herein) as a secured loan is secured by a valid, enforceable and, other than with respect to any Assigned Loan which is a syndicated loan and as to which a Person other than Seller is syndicate agent, perfected lien on the secured property described in the applicable security agreement, mortgage, pledge, collateral assignment or other security agreement.

(vi)    Immediately following the sale of each Assigned Loan, Buyer will own such Assigned Loan free and clear of any Encumbrances arising by, through or under Seller.

(vii)    Seller has provided to Buyer all files with respect to each Assigned Loan and such files contain all of the material documents and instruments (1) evidencing such Assigned Loans, (2) necessary to enforce the respective borrower’s obligations thereunder, (3) with respect to each Assigned Loan identified on Schedule 2.4(a) (including the revision thereto referenced in section 2.4(d) herein) as a secured loan, all information relating to the name of the borrower/debtor, the place or organization of such borrower/debtor, the location of the property serving as security for each Assigned Loan, and all or substantially all of the Uniform Commercial Code Financing Statements (and any continuations thereof) related thereto, and (4) with respect to each Assigned Loan that is secured by real property, a copy of all title insurance policies applicable to such Assigned Loan.

(viii)    All payments on the Assigned Loans made up to the Closing Date have been properly credited to the respective Assigned Loan.

(ix)    Prior to issuing any loan after 1986 for the purchase of real property (other than personal loans for residential property) in which Seller used real property as the primary collateral to secure such Assigned Loan, Seller ensured that borrowers conducted all appropriate inquiry into the previous ownership and uses of such property in order to establish an innocent purchaser defense under Section 107(b) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 USC § 9607(b). To Seller’s Knowledge, no real property used to secure an Assigned Loan is in material violation of Environmental Laws (as that term is defined in Section 4.16 of this Agreement) or the subject of pending or threatened litigation or administrative actions relating to any Environmental Laws. Further, to Seller’s Knowledge, the value of any real property used to secure an Assigned Loan has not been materially adversely impacted by existing or threatened environmental contamination by substances regulated under the Environmental Laws.

(d)    Seller shall provide a revised Schedule 2.4(a) to the Buyer on the Closing Date which revised Schedule 2.4(a) shall be complete and accurate as of the Closing Date.

(e)    Seller or Buyer, as the case may be, shall inform the other party to this Agreement promptly, in writing, upon the discovery of any breach or failure to be true of the representations or warranties made by Seller to Buyer in Section 2.4(c) of this Agreement; provided that the failure to give such notice shall not affect any obligation of Seller.

2.5    Assumed Contracts.

Attached as Schedule 2.5 is a list of all contracts in effect as of the date hereof that shall be assumed by Buyer at Closing that relate to the Real Estate and the Banking Operations, and that are capable of assignment in connection herewith (the “Assumed Contracts”).

2.6    IRA Accounts.

(a)    With respect to Deposits in IRAs, prior to the Closing Date, Seller will use its best efforts to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), each to be effective as of the Effective Time, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Buyer, Buyer will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b)    If, notwithstanding the foregoing, as of the Closing Date, Buyer shall be unable to assume deposit liabilities in respect of an IRA, such deposit liabilities shall be excluded from Deposits for purposes of this Agreement.

2.7    Right to Intervene.    In the event that, prior to Closing, any claim, protest, suit or other proceeding is instituted against Buyer or Seller in connection with this Agreement, the other party shall have the right, at its expense, to intervene in such litigation with the consent of the party against whom such claim, protest, suit or other proceeding is instituted (which consent shall not be unreasonably withheld).

2.8    Employee Matters.

(a) Prior to the Closing Date, Buyer shall make good faith, reasonable efforts to employ Seller Employees as of the day following the Closing Date (the “Effective Date”) on terms and conditions (including compensation and benefits) typically provided by Buyer to its employees; provided, however, that nothing in this Section 2.8(a) shall obligate Buyer to hire any Seller Employee, or to provide any Seller Employee with the same job position as such Seller Employee held with Seller.

(b)    Seller Employees who accept Buyer’s offer of employment and become employees of Buyer as set forth in this Section 2.8 shall be referred to as “Hired Employees.” Buyer’s Welfare Plans which may provide medical, dental, vision and health benefits to Hired Employees shall not impose any pre-existing physical or mental condition restrictions.

(c)    Seller shall be liable, responsible and obligated for all sick days, holiday benefits and other paid time off accrued by Seller Employees as of the Closing Date that have not been paid or provided by Seller prior to the Closing Date.

(d)    Seller shall remain liable, responsible and obligated to pay all medical, life insurance, disability and other welfare plan expenses and benefits, and for administering COBRA benefits, for Seller Employees with respect to claims incurred by Seller Employees or their covered dependents by virtue of their employment or termination of employment with Seller. Expenses and benefits with respect to claims incurred by any Hired Employees on and after the Closing Date or their covered dependents on or after the Closing Date shall be the responsibility of Buyer. For purposes of this paragraph, a claim shall be deemed to be incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital.

(e)    Seller shall remain responsible for any and all liabilities under any Pension Plan or supplemental executive retirement plan, program or arrangement maintained by Seller. Buyer shall not assume and shall not be a successor employer under any such plan, program or arrangement.

2.9    Closing.    The closing hereunder (“Closing”) shall take place at the Covington, Kentucky office of Greenebaum Doll & McDonald PLLC or such other place as Seller, Bancorp and Buyer otherwise agree. The parties shall mutually agree as to a time for Closing, which shall take place following (i) the receipt of the Regulatory Approvals, (ii) conversion and transfer of information concerning the Assigned Loans and Deposits contemplated by Article 8, (iii) satisfactory completion of customer notice requirements, and (iv) satisfactory completion of all conditions set forth in Article 6. The date for Closing as determined under this Section is herein called the “Closing Date.”

2.10    Closing Deliveries

(a)    All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)    At the Closing, subject to all the terms and conditions of this Agreement, including receipt of all consents and approvals hereunder, Seller shall deliver to Buyer the following:

(1)    general warranty deeds executed by Seller transferring all of Seller’s right, title and interest in and to each parcel of Real Estate to Buyer, in substantially the form attached hereto as Exhibit 2.10(b)(1) and consistent with the Commitments received by Buyer from Seller prior to the date hereof;

(2)    an executed Bill of Sale, in substantially the form attached hereto as Exhibit 2.10(b)(2), transferring to Buyer all of Seller’s interest in the Personal Property;

(3)    an executed counterpart of the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 2.10(b)(3), with respect to the Assumed Liabilities (“Assignment and Assumption Agreement”);

(4)    a certificate executed by the chief executive officer of each of Seller and Bancorp substantially in the form attached hereto as Exhibit 2.10(b)(4),dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 6.1(a) and Section 6.1(b);

(5)    a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as Exhibit 2.10(b)(5) (the “Closing Statement”);

(6) an affidavit of Seller certifying that such entity is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980 in the form attached hereto as Exhibit 2.10(b)(6);

(7) immediately available funds in the amount shown as owing to Buyer by Seller on the Closing Statement;

(8) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and which do not alter the parties’ respective obligations or liability hereunder;

(9) all of Seller’s files and records relating to the Assigned Loans including the material documents and instruments evidencing such Assigned Loans, any documents necessary to enforce the respective borrower’s obligations thereunder and all assignments, endorsements, financing statements, UCC filing documents, title insurance policies, and instruments of conveyance related to Seller’s collateral for the Assigned Loans, or any security interests therein, provided that Buyer shall allow Seller reasonable access to such files and records during normal business hours for reasonable business purposes;

(10) the chief executive officer certificate referenced in Section 6.1(h) in the form attached hereto as Exhibit 2.10(b)(10);

(11) the Title Insurance Policy referenced in Section 6.1(j);

(12) a revised Schedule 2.4(a) dated as of the Closing Date, which revision shall list all Loans existing as of the Closing Date;

(13) the Seller Financial Statements referenced in Section 4.29;

(14) should Seller be acting as landlord under any Leases, estoppel certificates from the tenants under such Leases substantially in the form of Exhibit 2.10(b)(14); and

(15) should Seller be a tenant under any Leases, estoppel certificates from the landlord under such Leases substantially in the form of Exhibit 2.10(b)(15).

(c) At the Closing, subject to all the terms and conditions of this Agreement, Buyer shall deliver to Seller:

(1) an executed counterpart of the Assignment and Assumption Agreement;

(2) immediately available funds in the amount shown as owing to Seller by Buyer on the Closing Statement; provided, however, that the payment by Buyer of $16.8 million to the escrow account, as set forth in Section 2.2(e), above, shall be deemed payment to the Seller;

(3)    a certificate executed by a proper officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b); and

(4)    such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and which do not alter the parties’ respective obligations or liability hereunder.

2.11    Post Closing Adjustments

(a)    Not later than the close of business on the 30th day after the Effective Time (such actual date of delivery, the “Post-Closing Balance Sheet Delivery Date”), Seller shall deliver to Buyer a balance sheet prepared in accordance with GAAP consistently applied dated as of the Effective Time based on Seller’s books and records reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the “Post-Closing Balance Sheet”), together with a copy of Seller’s calculation of the Purchase Price as adjusted based on the Post-Closing Balance Sheet and the amounts payable thereunder. Seller shall afford Buyer and its accountants and attorneys the opportunity to review all work papers and documentation related to the Offices used by Seller in preparing the Post-Closing Balance Sheet.

(b)    Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto unless within thirty (30) days after receipt by Buyer of the Post-Closing Balance Sheet, Buyer shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within fifteen (15) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Buyer within twenty (20) Business Days after receipt of notice by Seller of such disagreement. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Buyer.

(c)    Not later than the close of business on the 10th day following the final determination of the Post-Closing Balance Sheet (the “Adjustment Payment Date”), Seller and Buyer shall meet at the offices of Buyer or such other location as may be mutually agreed, to effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price, together with interest thereon computed from the

Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

3.    COVENANTS OF THE PARTIES.

3.1    Covenants of Seller and Bancorp.    Seller and Bancorp covenant and agree with Buyer as follows:

(a)    Conduct of the Banking Operations.    Pending the Closing Date, Seller shall (i) conduct the Banking Operations in a manner consistent with all applicable laws and regulations and substantially in the same manner as heretofore conducted, (ii) maintain all of the Personal Property in customary repair, order and condition, reasonable wear and tear excepted, and (iii) maintain its books, accounts and records concerning the Banking Operations in the ordinary and usual manner in accordance with GAAP consistently applied. Between the date hereof and the Closing Date, Seller shall not, without the prior consent of the Buyer:

(1)    acquire or dispose of any Personal Property, other than pursuant to commitments made on or before the date of this Agreement or for the replacement of furniture, furnishings and equipment and normal maintenance and refurbishing in the ordinary course of business of the Offices provided that any purchases over $3,000 shall be disclosed to Buyer;

(2)    enter into any employment contracts with any officers or Seller Employees or make material changes in management personnel without prior consultation with Buyer;

(3)    make any material change to its customary policies for setting rates on deposits;

(4)    raise the interest rate on any certificate of deposit or deposit account booked at the Offices beyond a rate that is competitive among leading community banks in Northern Kentucky; or

(5)    originate or make any Loans in any manner inconsistent with Seller’s underwriting and documentation guidelines in effect as of the date hereof.

(c)    Access to Information and Employees.    Pending the Closing Date, Seller will give Buyer and its representatives, including its accountants and attorneys, reasonable access during normal business hours to Seller Employees and Seller’s properties, documents (including all loan-related documents), contracts and records relating to Seller and such other information with respect to the business affairs and properties of Seller as the Buyer from time to time may reasonably request to enable Buyer to train the employees, to investigate the business and properties of the Offices and to prepare applications for Regulatory Approvals to be obtained by Buyer in connection with this Agreement; provided, however, that under no circumstances shall any such access unreasonably interfere with the conduct of the Banking Operations. Seller shall use its best efforts in good faith to furnish such information to Buyer as may be required in connection with the preparation of or discussions regarding any applications for Regulatory Approval. Nothing in this Section 3.1(c) shall be deemed to require Seller to breach any obligation of confidentiality or violate any law, regulation or order regarding disclosure of information, to reveal any proprietary information, trade secrets or marketing or strategic plans or, with respect to employee records, any information other than employees’ respective names, dates of hire, current salary and current title.

(c)    Insurance.    Until the Effective Time, Seller shall use its reasonable best efforts to maintain all property, liability, fire, casualty and other insurance in effect as of the date hereof or comparable insurance thereto. If there shall have been any damage to or destruction of (whether or not insured) the Real Estate or the Personal Property that materially reduces the value of such property, Seller shall, at Buyer’s option, either (i) retain the property and reduce the Purchase Price by the amount Buyer was to have paid for such property pursuant to the terms of this Agreement; or (ii) restore the property to its condition prior to such damage or destruction.

(d)    Satisfaction of Liens.    Prior to or on the Closing Date, Seller shall pay all obligations secured by liens referred to in Section 4.7(i) and (ii).

(e)    IRA Accounts; Trust Accounts.    If the transfer of any IRA account, Trust Account or Trust Agreement requires the consent of any customer, Seller shall use its best efforts to obtain such consent prior to the Closing Date.

(f)    Abandoned Property.    Prior to Closing, Seller shall turn over any property considered abandoned pursuant to KRS 393.060 to the Kentucky Department of Treasury, as required by KRS 393.130, and make all filings required by KRS 393.110.

(g)    Title Insurance.

(i)    As soon as possible but no later than ten (10) Business Days after the date of this Agreement, Seller shall deliver at Seller’s expense a written commitment for each parcel of Real Estate from an underwriter reasonably acceptable to Buyer (the “Title Company”) to insure title to each parcel of Real Estate containing no exceptions to such title other than Permitted Encumbrances, naming Buyer as the proposed insured, and which shall be accompanied by true and correct copies of all documents referred to therein (the “Commitments”). The Commitment shall be dated not earlier than the date hereof, showing Seller’s title to each parcel of Real Estate to be good, marketable and indefeasible. Buyer shall have ten (10) Business Days after receipt of the Commitments, legible copies of all execution documents and the Surveys (defined below) to examine the conditions of the title and make specific objections to items set forth on the Commitments. In the event Buyer shall, in writing, object to any Encumbrance on the Real Estate, as shown on the Commitments, Seller shall have a period of thirty (30) days from receipt of Buyer’s written notice of objection in which to cure any objections specified by Buyer and not permitted under this Agreement (the “Objections”). If Seller does not cure the Objections to Buyer’s satisfaction within the permitted time, Buyer may either (i) terminate Buyer’s obligation to purchase the affected parcel of Real Estate by giving written notice to the other party within ten (10) days of the expiration of Seller’s cure period; (ii) waive in writing those Objections to title which Seller does not cure and reduce the Purchase Price by an amount mutually agreed to by Buyer and Seller in writing; or (iii) extend the time as Buyer and Seller may jointly agree in writing for Seller to cure the Objections.

(ii)    As of the Closing, Seller shall cause the Title Company to issue a title insurance policy at Seller’s expense in the amount of the Book Value of each property comprising the Real Estate (the “Title Insurance Policy”) which is satisfactory to Buyer in its discretion and reflects the absence of any Encumbrance or exception other than Permitted Encumbrances unless waived by Buyer and including such endorsements as Buyer may reasonably require.

(iii)    As soon as possible but no later than twenty (20) Business Days after the date of this Agreement, Seller shall provide to Buyer any surveys in Seller or Bancorp’s possession, custody or control concerning the parcels comprising the Real Estate and, to the extent that it does not have such surveys, Seller shall provide upon request by Buyer and at the equal expense of Buyer and Seller, a survey of each parcel of Real Estate made after the date of this Agreement by a land surveyor licensed by the state in which the Real Estate is located and certifying to Buyer and the Title Company that such survey (1) was prepared according to the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, amended 1992, (“Minimum Standards”) including but not limited to, location of buildings, improvements, parking areas, setback requirement, easements and other encumbrances, (2) meets the accuracy requirements of an Urban Survey and (3) contains such other matters and certifications as are required by the Title Company to issued the Title Insurance Policy without exception as to matters of survey (together with the surveys currently held by Seller, the “Surveys”). If the Surveys disclose matters that are objectionable to Buyer, Buyer will by written notice to Seller, within ten (10) Business Days after Buyer receives copies of the Surveys, advise Seller of Buyer’s objections to the Surveys. Seller shall have a period of thirty (30) days from its receipt of Buyer’s written notice of objection to remedy at Seller’s expense any matters to which Buyer objects. If Seller does not cure such objections or does not deliver any Survey pursuant hereto, Buyer will have the option either (i) to elect to accept such Surveys as Seller is able to deliver; (ii) to terminate Buyer’s obligation to purchase the affected parcel of Real Estate by giving written notice to the other party within ten (10) days of the expiration of Seller’s cure period; or (iii) extend the time as Buyer and Seller may jointly agree in writing for Seller to cure any of Buyer’s objections.

(iv)    Nothing in this Section 3.1(g) or Section 3.1(k) waives Buyer’s right to claim a breach of Section 4.19 or to claim a right to indemnification as provided in Article 9 if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to the Real Estate.

(h)    Third Party Consents.    Seller shall use its best efforts to obtain from the parties to the Assumed Contracts and Personal Property Leases any consents (the “Consents”) to the assignment thereof required under the terms thereof in connection with the transactions contemplated hereby. Any transfer hereunder of any Assumed Contracts or Personal Property Leases shall be made subject to such Consents being obtained.

(i)    Use of Proceeds.    Seller shall, and Bancorp shall cause Seller to use any and all proceeds received by Seller pursuant to this Agreement to pay when due any and all liabilities and obligations owed by Seller or Bancorp to any creditor or other Person. Notwithstanding the previous sentence, Seller and Bancorp shall be permitted to reasonably and in good faith contest certain of their liabilities and obligations, so long as Seller or Bancorp, as applicable, reserves a reasonable amount of cash for such contested liabilities and obligations.

(j)    Notification.    Between the date of this Agreement and the Closing, Seller and Bancorp shall promptly notify Buyer in writing if either of them become aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s or Bancorp’s representations or warranties made as of the date or this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty be made as of the time of the occurrence of, or Seller’s or Bancorp’s discovery of, such fact or condition. Should any such fact or condition require any change to any of the Schedules attached hereto, Seller shall promptly deliver to Buyer a supplement to such Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 7.2 or Article 9. During the same period, Seller and Bancorp shall also promptly notify Buyer of the occurrence of any breach of any covenant of Seller or Bancorp in this Agreement or the occurrence of any event that may make the satisfaction of the conditions in Section 6.1 impossible or unlikely.

(k)    UCCs.    As soon as possible but no later than ten (10) Business Days after the date of this Agreement, Seller shall deliver complete and current searches in the name of Seller and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of the state in which Seller is incorporated, the state in which seller maintains its principal place of business, each jurisdiction in which a filing would be required in order to perfect a security interest in the Transferred Assets, the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county in which any Real Estate is located and wherever else Seller or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed, together with such releases, termination statements and other documents as may be reasonably necessary to provide reasonable evidence that all Transferred Assets and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than as permitted under this Agreement.

(l)    Claims Against Seller.    Prior to the Closing Date, Seller and Bancorp will use their reasonable best efforts to cause all litigation matters which are or should be described in

Schedule 4.12 to be dismissed with prejudice or settled and all Persons that have asserted claims against Seller or Bancorp. Seller covenants that it shall ensure that any settlements entered into with respect to such litigation will release and waive any and all claims against Seller, Bancorp, Seller’s successors, if any, Persons who have purchased assets from Seller, and Persons who have assumed any of Seller’s liabilities.

(m)    No Distributions to Shareholders.    Neither Seller nor Bancorp shall make any distributions to their respective shareholders until (i) all liabilities and obligations to all creditors or other Persons have been satisfied (including, but not limited to, Seller and Bancorp’s obligations to indemnify Buyer pursuant to this Agreement), or (ii) reasonable cash reserves have been established for all such liabilities and obligations. In addition to the above-described limitations on distributions to shareholders of Seller or Bancorp, in no event shall Seller or Bancorp make any distributions to their respective shareholders during the twelve (12) month period following the Closing Date.

(n)    Maintenance of Corporate Existence.    Seller and Bancorp shall take any and all actions necessary to maintain their corporate existence for a period of not less than two (2) years after the Closing Date.

(o)    Escrow.    Prior to the closing, Seller and Bancorp shall establish an escrow account with the Escrow Agent and shall execute, along with counsel to the class of plaintiffs in the Case, an escrow agreement which provides that the funds deposited in such escrow account will be used to fund the prompt release of liens on the property of the plaintiffs in the Case. This escrow agreement shall not permit the escrow agent to delay making such payments or to use the proceeds of the account for any other purpose until all necessary payments have been made to ensure the prompt release of all liens that are the subject of the Case.

(p)    Dealings with Creditors.    Neither Seller nor Bancorp shall use the transactions contemplated by this Agreement to delay, hinder or defraud their respective creditors or any other Person.

(q)    Audited Financial Statements.    On or before the Closing Date, Seller and Bancorp shall provide Buyer or cause to be provided to Buyer all financial and statistical information related to Seller and Bancorp, the Transferred Assets and the Assumed Liabilities assumed, required for the completion of any and all regulatory filings, including SEC filings, Buyer will or may be required to make in connection with the transaction contemplated by this Agreement, including, but not limited to, audited annual financial statements and unaudited interim financial information.

3.2    Buyer’s Covenants.    Buyer covenants and agrees with Seller and Bancorp that, as soon as practicable following the execution of this Agreement, Buyer shall prepare and file such application(s) as may be required by law to obtain the Regulatory Approvals to purchase the

Transferred Assets and assume the Deposit liabilities as provided by this Agreement, and, if necessary, to establish branch offices at the location of the Offices, and to effect in all other respects the transaction contemplated hereby. Buyer shall provide Seller with copies of all application(s) in the form as filed (except for any confidential portions thereof) and all notices, orders, opinions, correspondence and other documents with respect to such applications. Buyer shall use its best efforts to obtain expeditiously all Regulatory Approvals.

3.3    Joint Covenants.

(a)    Pending the Closing, and subject to the terms and conditions of this Agreement, each party agrees to use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using their reasonable best efforts to obtain any required Consents.

4.    REPRESENTATIONS AND WARRANTIES OF SELLER AND BANCORP.    Each of Seller and Bancorp, as applicable, represents and warrants to Buyer as follows:

4.1    Organization and Related Matters.    Seller is a Kentucky state banking corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky. Bancorp is a Kentucky corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky.

4.2    Stock Ownership.    Bancorp owns all the outstanding capital stock of Seller free and clear of any encumbrances.

4.3    Corporate Authority.    Seller and Bancorp have the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by each of them pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. Seller has the requisite corporate power and authority to own the Transferred Assets and operate its business as currently conducted and is qualified to do business in the jurisdictions where its ownership of such properties or the conduct of such business requires such qualification. The execution and delivery of this Agreement and each other agreement, document and instrument executed and delivered by Seller or Bancorp pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby by Seller and Bancorp, have been duly and validly authorized and approved by all requisite corporate action and no further corporate authorization on the part of Seller or Bancorp is necessary in connection herewith or therewith. This Agreement and the related document, and the transactions contemplated hereby and thereby, have been approved by the board of directors of Seller and Bancorp, and such approval has been reflected in the minutes of the meeting of each such board of directors.

4.4    Absence of Conflict or Breach.    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a breach of or conflict with the Articles of Incorporation or Bylaws of Seller, (ii) constitute or result in a material breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Encumbrance upon any property or asset of Seller, pursuant to any material note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation relating to or affecting the Transferred Assets, Deposits or Offices or the transactions contemplated by this Agreement, or (iii) subject to the receipt of Regulatory Approvals, violate any statute, law, writ, injunction, decree, regulation or order of any Governmental Authority applicable to Seller.

4.5    Consents.    Except as set forth on Schedule 4.5 and for the Regulatory Approvals, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including without limitation the assignment of the Leases, the Assumed Contracts, the Assigned Loans, the Trust Accounts, and the IRA accounts), will require any Consent.

4.6    Binding Obligation.    This Agreement and the documents related hereto, when executed and delivered by Seller and Bancorp, will constitute, legal, valid and binding obligations of Seller and Bancorp enforceable in accordance with their respective terms, subject to Permitted Enforceability Exceptions.

4.7    Title to Assets.    On the Closing Date, Seller will own the Transferred Assets, free and clear of any Encumbrances, except (i) as otherwise noted on Schedule 4.7, and (ii) liens for current taxes or assessments which are not yet due and payable (collectively, the “Permitted Encumbrances”). At the Effective Time, Buyer will obtain valid title, free and clear of any Encumbrances (except the Permitted Encumbrances) to all of the Transferred Assets.

4.8    Condition of Assets.    The Real Estate and Personal Property to be transferred pursuant to this Agreement are in good operating condition and repair, giving consideration to age and use and subject to ordinary wear and tear.

4.9    Deposits.    The Deposits have been originated and administered in accordance with the terms of the respective governing documents and in compliance with all applicable laws and regulations. The deposit agreements and other documents related to the Deposits to be delivered to Buyer will be all such documents in Seller’s possession or reasonably available to Seller at the Closing that are necessary to establish the amounts or other terms of the Deposits or that evidence the Deposits. The Deposits are insured by the FDIC to the fullest extent in accordance with the Federal Deposit Insurance Act, and Seller has paid all assessments due thereunder.

4.10    Books and Records.

(a)    The books of account and general ledger of the Seller fairly and accurately in all material respects reflect the assets and liabilities of Seller in accordance with GAAP consistently applied or regulatory accounting principles, whichever is applicable.

(b)    The books of account and general ledger of the Seller (i) are maintained by Seller substantially in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions.

(c)    The Pre-Closing Balance Sheet and the Schedules provided in accordance with this Agreement will accurately reflect in all material respects the Book Value of the Transferred Assets referred to therein as of their respective dates, recorded at their historical cost and depreciated or otherwise adjusted in accordance with Seller’s historical accounting policies, all in accordance with GAAP consistently applied.

4.11    Material Adverse Change.    Except as set forth on Schedule 4.11, Seller has not suffered any material adverse change in the Banking Operations or the Transferred Assets since June 30, 2002.

4.12    No Adverse Litigation.    Except as set forth on Schedule 4.12, there is no action, arbitration, suit, proceeding, claim, regulatory agreement or memorandum of understanding pending or, to Seller’s Knowledge, threatened against Seller before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign nor, to Seller’s Knowledge, is there any investigation by any such entity pending or threatened with respect thereto, nor is there any judgment, decree, injunction, rule, regulatory agreement, memorandum of understanding or order of any governmental entity or arbitrator outstanding against the Seller.

4.13    Compliance with Law.

(a)    Except as set forth on Schedule 4.13, Seller has conducted and is conducting its Banking Operations (including, without limitation, all matters relating to any Seller Employee, the Real Estate and the Leases) and has originated, administered and serviced all Assigned Loans and Deposits in compliance with all federal and state laws and regulations applicable to its Banking Operations in all material respects, including, without limitation, all regulations and orders of any regulatory agency having authority over the Seller or the Banking Operations (each, a “Regulatory Agency”). Seller is not subject to any order or ruling with respect to the Banking Operations directed to it by, or memorandum of understanding with, any governmental agency, including any Regulatory Agency. There are no material and uncured or unremedied deficiencies with respect to or affecting the Transferred Assets or the Assumed Liabilities, noted in internal audit reports or reports or examination of any Regulatory Agency. Seller has not received any written notice of any violation of, or commencement of, any proceeding in connection with, any violation of the federal Bank Secrecy Act or the USA Patriot Act with respect to any of the

Deposits (including, but not limited to, any hearing or investigation related to the imposition of fines or penalties) and has no Knowledge of any violation of the USA Patriot Act, the Bank Secrecy Act or any similar anti-money laundering statute or regulation which has been violated by Seller or any of its employees with respect to the Deposits.

(b) Except as set forth on Schedule 4.13, Seller has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that Seller was required to file since December 31, 2000 with each Regulatory Agency. Each such report, registration and statement, together with any amendments thereto, is true and accurate in all material respects. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Seller, and except as set forth in Schedule 4.13, no Regulatory Agency has initiated any proceeding or, to Seller’s Knowledge, investigation into the business operations of Seller since December 31, 2000. Other than as set forth in FDIC, Kentucky Department of Financial Institutions and Federal Reserve examination reports, there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examination of Seller.

4.14    No Defaults.    Seller is not in default in any material respect under any agreement, commitment, arrangement, lease, insurance policy or other instrument relating to the Offices or to the Banking Operations, whether entered into in the ordinary course of business or otherwise, whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

4.15    Certain Labor Matters.    Seller is not a party to any employment agreement with any Seller Employee. There are no labor controversies pending, or to Seller’s Knowledge, threatened against Seller with respect to the operation of the Offices and, to Seller’s Knowledge, no group, organization or union has attempted to organize the Seller Employees.

4.16    Environmental Matters.

(a) All the activities at the Offices undertaken by or on behalf of Seller have been undertaken, and the Offices and all Real Estate are, in full compliance in all material respects with all federal, state and local environmental statutes, regulations and ordinances (“Environmental Laws”). Neither Seller, the Offices, nor the Real Estate is subject to or the subject of any ongoing or, to Seller’s Knowledge, threatened litigation or administrative action relating to any Environmental Laws or any remediation, enforcement action, or other action arising from the release or threatened release of any substance regulated under Environmental Laws. Further, Seller has not received any notice of any complaint, responsibility or potential liability arising under Environmental Laws. There is no condition existing at the Offices or the Real Estate which would give rise to the liability of Seller or Buyer under any Environmental Laws and, to Seller’s Knowledge, there is no reasonable basis for any such liability; and Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any federal, state or local agency or department imposing any such liability.

(b) There are not now, nor to Seller’s Knowledge have there been, any underground or aboveground storage tanks at the Offices or Real Estate. Further, Seller has obtained and will maintain through Closing all environmental, health and safety permits necessary for its operations and the occupancy or use of the Offices and Real Estate.

(c) Seller has furnished to Buyer copies of all environmental assessments, reports, audits or other documents in its possession or control that relate to the environmental history or condition of the Offices and Real Estate and Seller’s compliance with environmental laws (“Environmental Reports”).

(d) Buyer (at its expense) shall have the right to conduct an environmental review (a “Review”) of the Offices, Real Estate and Environmental Reports to determine if there are any environmental issues relating thereto. Any such Review shall be completed, and all reports and findings related thereto shall be disclosed to Seller, prior to the Closing. If any recognized environmental conditions (as defined in the Standard Practice for Environmental Site Assessments in ASTM Designation E 1527-00) or material environmental defects are discovered with respect to any Offices or Real Estate, Buyer shall have the right to terminate Buyer’s obligation to purchase the affected parcel of Real Estate or require Seller to correct such defects or conditions prior to the Closing Date, in which case the affected Offices or Real Estate shall transfer to Buyer with the other Offices and Real Estate on the Closing Date. If Seller has not corrected, or refuses to correct, the environmental defects or recognized environmental conditions prior to the Closing Date, then, in Buyer’s sole discretion, (x) Buyer may terminate Buyer’s obligation to purchase the affected parcel of Real Estate; or (y) the physical facilities of the affected Offices and Real Estate will be excluded from this transaction and the Purchase Price shall be reduced by the amount Buyer was to have paid for the subject property; provided, however, that, in Buyer’s sole discretion, the parties shall use their best efforts to negotiate a mutually satisfactory lease, and shall enter into a mutually satisfactory lease at a fair market value rental rate, to permit Buyer to operate such affected Office or Real Estate for a reasonable period beyond Closing until Buyer makes alternative arrangements for a facility in lieu of Seller’s affected Office or Real Estate; or (z) Seller shall transfer to Buyer funds equal in amount to the remaining cost of correction, and such affected Office or Real Estate shall transfer to Buyer with the other Offices and Real Estate on the Closing Date.

4.17    Taxes.    Any payroll, withholding, property, excise, sales, use and transfer taxes imposed by the United States, or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority required to be paid by Seller have been paid in full, and Seller has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed with respect to such taxes.

4.18    Leases.

(a) Schedule 2.1(a)(2) contains a list, complete and accurate as of July 31, 2002, of each written Lease, including the amount of space, rent, security deposit and term, pursuant to which Seller leases the premises of its business (the “Leased Premises”) with a demarcation indicating Leases that require Consent to be assigned or subleased.

(b)    There are no tenants or other occupants of the Leased Premises, other than Seller.

(c)    Each of the Leases is in full force and has not been modified, altered or amended and, neither Seller nor to Seller’s Knowledge, is the landlord in default under any of its respective obligations thereunder.

(d)    Seller has provided Buyer with true and accurate copies of each of the Leases and all amendments thereto. Should Seller be the landlord under such Leases, Seller has not received notice of default thereunder from any tenant, and Seller has not provided any tenant with any notice of default thereunder. Should Seller be the tenant under such Leases, Seller has not received any notice of default thereunder or has any Knowledge of any event which by itself or with the passage of time could result in a default under a Lease.

(e)    Seller has not received and has no Knowledge of any written notices of violations, citations, summonses, compliance orders, directives, suits, other legal process, or other written notices of potential liability under applicable zoning, building, fire or other applicable laws and regulations relating to the Leases or the Leased Premises.

(f)    Seller has not received and has no Knowledge or any written notice of a condemnation proceeding relating to the Leases or the Leased Premises.

(g)    Seller’s rights with respect to the Leased Premises are not subordinate to any mortgage, trust deed or ground lease except as provided in Schedule 4.18(g), or except where such lienholder has executed a non-disturbance agreement that assures Seller’s rights to possession and other rights granted under the Lease.

4.19    Real Estate.

(a)    Seller has not received and has no Knowledge of any written notice of violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Real Estate which could have a material adverse impact on the operation of the Real Estate as a retail banking branch or otherwise on a basis consistent with its current use.

(b)    Seller has not received any written notice of a condemnation or similar proceeding relating to the Real Estate.

(c)    Except as set forth on Schedule 4.19(c), Seller has received no notice of any existing or pending special assessments affecting the Real Estate which may be assessed by any governmental authority, water or sewer authority, drainage district or any other special taxing district.

(d)    There are no outstanding agreements, options or commitments of any nature obligating Seller to transfer any of the Real Estate or rights or interest therein to any other person or entity.

(e)    Except as set forth on Schedule 4.19(e), there are no leases, subleases, licenses or other rental agreements or occupancy agreements which grant any possessory interest in and to any space situated on or in the Real Estate or that otherwise give rights with regard to the use of the Real Estate or any portion thereof.

(f)    The Real Estate (or the use and operation of any component, portion or area of any such premises) is in compliance in all material respects with all applicable municipal and other governmental laws, ordinances, regulations, codes, licenses, permits and authorizations, and there are presently and validly in effect all licenses, permits and other authorizations to be obtained by Seller that are necessary.

(g)    Except as set forth on Schedule 4.19(g), the Seller has not allowed any work to be done on the Real Estate that would give rise to any mechanics or similar liens and no contracts are outstanding or are in effect with respect to the performance of such work. If any such work is performed prior to the closing Date, Seller shall discharge all obligations arising therefrom, and shall remain liable after the Closing Date for the discharge of all such obligations.

4.20.    Assumed Contracts.    To Seller’s Knowledge, each party to any Assumed Contract has performed in all material respects its obligations thereunder to the extent that such obligations to perform have accrued, no party is in default under such Assumed Contracts and none of such Assumed Contracts was entered into outside of the ordinary course of Seller’s business. Each such Assumed Contract constitutes the legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the respective third party, and is enforceable in accordance with its terms subject to Permitted Enforceability Exceptions. No contract or oral agreement to which Seller is a party which is not being transferred to Buyer pursuant to this Agreement will, following the consummation of the transaction contemplated herein, restrict in any material respect Buyer’s ability to engage in all activities of the Banking Operations in which Seller is currently and has since January 1, 2002 been engaged.

4.21.    Governmental Notices.    Seller has not received any written notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no facts known to Seller that could reasonably be expected to have an adverse effect on the ability of Seller to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

4.22.    Employee Benefit Plans.

(a)    Seller has paid in full all wages, salaries, bonuses and commissions due to any Seller Employee as of the Closing Date.

(b)    Schedule 4.22(b) lists all Employee Benefit Plans maintained by Seller. Seller has furnished Buyer with: (i) a complete and correct copy or description of each such Employee Benefit Plan; (ii) the most recent summary plan description for each Employee Benefit Plan; and (iii) a copy of the most recent annual report (Form 5500) filed with respect to any such Employee Benefit Plan.

(c)    Each Welfare Plan listed on Schedule 4.22(c) that provides medical benefits has been administered in compliance with the requirements of Section 601 through 608 of ERISA.

(d)    Each Employee Benefit Plan has been maintained in all respects in accordance with its terms and the requirements of ERISA and the Code.

(e)    No Employee Benefit Plan maintained by Seller will result in any liability to Buyer or will have an adverse impact upon the Transferred Assets or subject the Transferred Assets to any lien.

4.23.    Safe Deposit Boxes.    Seller is in compliance with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes currently offered or maintained in connection with the safe deposit business conducted by Seller at the Offices.

4.24.    Absence of Certain Changes.    Except as set forth in Schedule 4.24, since June 30, 2002, Seller has operated the Banking Operations only in the ordinary course consistent with past practices and in material compliance with all laws and regulations, and Seller has not suffered, done or agreed to (orally or in writing):

(a)    any change in the condition (financial or otherwise), results of operations, assets, liabilities or manner of conducting Banking Operations, other than changes arising in the ordinary course of business which have not individually or in the aggregate, had a material adverse impact upon the Banking Operations;

(b)    any acquisition or disposition by Seller of any material asset or property used solely in the Banking Operations except in the ordinary course of business; or

(c)    any material damage, destruction or casualty loss to any Transferred Asset, whether or not covered by insurance.

4.25.    Disclosures.    No statement, representation, or warranty of Seller and Bancorp in this Agreement, in any Exhibit hereto, or the Schedules delivered hereunder, or in any certificate,

statement, list, schedule or other document furnished or to be furnished to Buyer in connection with this Agreement, contains any untrue statement of material fact or omits to state material facts necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not materially misleading.

4.26    Solvency.

(a) Seller is not insolvent and will not be rendered insolvent by the transactions contemplated hereunder. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated hereunder: (i) Seller will be able to pay its liabilities as they become due in the ordinary course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its known liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.27 No Intent to Defraud.

Neither Seller nor Bancorp is entering into the transactions contemplated by this Agreement with any intent to delay, hinder or defraud creditors of Seller or any other Person.

4.28 Use of Proceeds.

Seller and Bancorp intend to use the proceeds of the transaction contemplated by this Agreement to pay in full and when due, any and all liabilities and obligations they may owe to creditors or other Persons and to establish reasonable reserves for contingent liabilities and obligations.

4.29    No Undisclosed Liabilities.    Except as disclosed on Schedule 4.29, neither Seller nor Bancorp has any liabilities or obligations of any nature, secured or unsecured (absolute, accrued, or unaccrued, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due), of a nature required to be reflected in a balance sheet prepared in accordance with GAAP consistently applied, which were not disclosed and reserved for in the financial statements of Seller provided to Buyer dated June 30, 2002 (the “Seller Financial Statements”).

4.30    Soldiers and Sailors Civil Relief Act.    No borrower or obligor under the Assigned Loans has requested, and the Seller has not allowed any relief to any borrower pursuant to the Soldiers and Sailors Civil Relief Act of 1940.

5.    BUYER’S REPRESENTATIONS AND WARRANTIES.    Buyer represents and warrants to Seller and Bancorp as follows:

5.1    Corporate Status.    Buyer is a Kentucky banking corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky.

5.2    Corporate Authority.    Buyer has full corporate power and authority to acquire the Transferred Assets and to assume the Assumed Liabilities.

5.3    Absence of Conflict or Breach.    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a breach of or conflict with the Articles of Incorporation or Bylaws of Buyer, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of Encumbrance upon any property or asset of Buyer, pursuant to any material note, bond, mortgage, indenture, license, any agreement or other instrument or obligation, or (iii) subject to the receipt of the Regulatory Approvals, violate any statute, law, writ, injunction, decree, regulation or order of any governmental or regulatory authority.

5.4    Binding Obligation.    This Agreement and the documents related hereto, when executed and delivered by Buyer, will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to Permitted Enforceability Exceptions.

5.5    Available Funds.    Buyer at the Closing Date will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, including the obligation to pay the Purchase Price pursuant to this Agreement and to pay all other amounts required to be paid hereunder on the terms and conditions set forth herein, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any unrelated third party.

6.    CONDITIONS.

6.1    Conditions Precedent to Obligations of Buyer.    The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on orbefore the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Buyer:

(a)    Performance of Covenants.    Each of the acts and undertakings of Seller and Bancorp to be performed on or before the Closing Date shall have been duly performed in all material respects, including without limitation the delivery to the Buyer of the items referenced in Section 2.10(b) and the successful completion of the transition activities referred to in Article 8.

(b)    Representations True at Closing.    The representations and warranties made by Seller and Bancorp herein shall be true and correct in all material respects on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time (except to the extent that such representations and warranties may become untrue or incorrect as a result of actions or transactions of Seller made with the consent of Buyer or as contemplated by the Agreement), without giving effect to any supplement to the Schedules.

(c)    Certified Resolutions.    Seller and Bancorp shall have furnished Buyer with a certified copy of resolutions duly adopted (i) by the Boards of Directors of Seller and Bancorp and (ii) by Bancorp as sole shareholder of the Seller, and (iii) the shareholders of Bancorp, in each case authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d)    Regulatory Approvals and Other Consents.    Buyer, Seller and Bancorp shall have received consents listed on Schedule 6.1(d) (the “Material Consents”), including the Regulatory Approvals.

(e)    No Injunction.    No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin or prohibit the consummation of the transactions contemplated hereby.

(f)    Fairness Opinion.    Seller and Bancorp shall have received an opinion from an investment bank or financial advisor reasonably acceptable to Buyer and Seller to the effect that the transactions contemplated by this Agreement are fair, from a financial perspective, to shareholders of Seller and Bancorp.

(g)    Material Adverse Change in Deposits or Assets.    Since the date of this Agreement, there shall have occurred no material adverse change in the Book Value of the Deposits associated hereunder or the Transferred Assets to be acquired hereunder.

(h)    Certificate of Compliance.    The chief executive officer of Bancorp and Seller shall have executed and delivered to Buyer a certificate substantially in the form of Exhibit 2.10(b)(10), dated as of the Closing Date, certifying as to: (i) the fulfillment of the conditions comprising this Section 6.1 insofar as they relate to Bancorp and Seller and (ii) the covenants, representations and warranties provided by Bancorp and Seller in Sections 3.1(m), 3.1(n), 4.26, 4.27, and 4.28 hereof.

(i)    Opinion of Counsel.    Buyer shall have received an opinion from each of Greenebaum Doll & McDonald, PLLC and Arnsen & Wentz PSC, as counsel to Seller and Bancorp, opining as to those matters set forth in Exhibit 6.1(i) and otherwise acceptable to Buyer.

(j)    Receipt of Title Insurance.    Seller shall have provided to Buyer, at Seller’s expense, the Title Insurance Policy naming Buyer as the insured, which is satisfactory to Buyer in its discretion and reflects that absence of any Encumbrance or exception other than Permitted Encumbrances unless waived by Buyer and including such endorsements as Buyer may reasonably require.

(k)    Due Diligence.    Buyer shall have completed its due diligence investigation by September 30, 2002, and the results thereof shall be satisfactory to Buyer in its sole discretion.

(l)    Resolution of Claims.    The Case shall have been dismissed with prejudice or settled pursuant to a legal valid and binding settlement agreement approved by the Boone County Circuit Court in which all claims related to the facts, circumstances, issues and allegations made in the Case are released and the Seller, Bancorp, their respective successors, if any, and any Person who purchased assets or assumed liabilities of Seller or Bancorp are released from all such claims by operation of release language reasonably acceptable to Buyer.

6.2    Conditions Precedent to Obligations of Seller and Bancorp.    The obligation of Seller and Bancorp to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller and Bancorp:

(a)    Performance of Covenants.    Each of the acts and undertakings of Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects.

(b)    Representations True at Closing.    The representations and warranties made by Buyer herein shall be true and correct in all material respects on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time (except to the extent that such representations and warranties may become untrue or incorrect as a result of actions or transactions of Buyer made with the consent of Seller).

(c)    Certified Resolutions.    Buyer shall have furnished Seller with a certified copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and transactions contemplated hereby.

(d)    Regulatory Approvals and Other Consents.    Buyer, Seller and Bancorp shall have received all Material Consents and the Regulatory Approvals.

(e)    No Injunction.    No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin or prohibit the consummation of the transactions contemplated hereby.

(f)    Certificate of Compliance.    The chief executive officer of Buyer shall have executed and delivered to Seller a certificate dated as of the Closing Date certifying that, to the best knowledge of such officer after due investigation, such officer has no knowledge of the non-fulfillment of the foregoing conditions insofar as they relate to Buyer.

(g)    Fairness Opinion.    Seller and Bancorp shall have received an opinion from an investment bank or financial advisor reasonably acceptable to Buyer and Seller to the effect that the transactions contemplated by this Agreement are fair, from a financial perspective, to shareholders of Seller and Bancorp.

(h)    Opinion of Counsel.    Seller shall have received an opinion with respect to the matters set forth in Schedule 6.2(h) from Buyer’s counsel.

7.    TERMINATION OF AGREEMENT.

7.1    Termination by the Parties.    This Agreement may be terminated by the parties with the effects stated in Section 7.2 in any of the following ways:

(a) at any time on or prior to the Closing Date by the mutual consent in writing of Buyer, Seller and Bancorp;

(b) by Buyer, if at the completion of its due diligence investigation referenced in Section 6.1(k), Buyer is not satisfied with the results thereof;

(c) by Seller or Buyer in writing at any time after any Regulatory Agency has denied any application for Regulatory Approvals and the time period for appeal(s) has run;

(d) by Seller or Buyer if a material breach of any representation, warranty or covenant of this Agreement has been committed by the other party or such other party has failed to perform its obligations under this Agreement and such breach or failure to perform has not been waived by the non-breaching party; and

(e) by Seller or Buyer in writing if the purchase, sale and assumption contemplated hereby has not been consummated on or before December 31, 2002 unless Regulatory Approvals have not been obtained, or applicable waiting periods have not elapsed, in which case such date shall be February 28, 2003.

7.2    Effects of Termination.    Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated for any reason as provided in Section 7.1, all obligations of the parties under this Agreement will terminate, except and to the extent such termination results from the breach by a party of any of its representations, warranties or covenants hereunder (in which case the terminating party’s right to pursue all legal remedies will survive such termination unimpaired) and except that neither party shall be relieved of its obligations under Article 9 and Sections 10.6, 10.7, 10.8, and 10.14.

8.    TRANSITIONAL MATTERS.

8.1    General

(a) Seller and Buyer shall cooperate in good faith to assure an orderly transition of ownership of the Transferred Assets and Assumed Liabilities to Buyer hereunder. Commencing promptly following the date hereof, appropriate personnel of Seller and Buyer shall meet to discuss and draft a mutually acceptable transition plan covering operational aspects of the transition consistent with the terms of this Agreement, including handling and settlement of the following, as applicable: checks on deposit accounts and home credit line accounts, loan payments, direct deposits and direct debits through Automated Clearinghouse (“ACH”) or otherwise, point of sale transactions, ATM transactions, miscellaneous account adjustments, daily settlement, and other settlement and transition items. The parties shall have the transition plan completed by thirty (30) days after the date hereof.

(b) In furtherance of the foregoing, appropriate personnel of Seller and Buyer shall meet to discuss transaction settlement procedures and specifications, files and schedules for the transfer of data processing responsibilities relating to the Offices to Buyer to be effective as of the Closing. Buyer will have responsibility for the creation of all conversion programs and procedures, but Seller will provide qualified personnel to reasonably consult and confer with Buyer to facilitate this process.

(c) Not later than thirty (30) days prior to the Closing Date, Seller shall deliver to Buyer a complete and accurate list of all applicable customer routing and transit numbers and account numbers.

8.2    Notices to Customers and Others

(a) Not later than thirty (30) days prior to the Closing Date (or such other time as may be required by law), Seller and Buyer shall, at Seller’s expense, notify the Depositors that, subject to the terms and conditions of this Agreement, Buyer will be assuming all Deposit liabilities and each of Seller and Buyer shall join in providing where appropriate, all notices to customers of the Offices and all other persons as Seller or Buyer, as the case may be, is or are required to give under applicable law, and any customer in connection with the transactions contemplated hereby. No earlier than the date on which the parties hereto have agreed that they have completed the transition plan referenced in § 8.1(a) above, Buyer may communicate with and deliver information to Depositors and other customers of the Offices concerning this Agreement and the business of Buyer. Upon request by Buyer, Seller will provide reasonable assistance to Buyer in

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mailing or causing to be mailed such communications at Buyer’s expense. Buyer and Seller shall jointly approve in good faith the content of all notices and communications under this Section 8.2 prior to the distribution of any such notices and communications.

(b) A party proposing to send or publish any notice or communication pursuant to any paragraph of this Article 8 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall incorporate any changes in such notice as the other party reasonably proposes as necessary to comply with applicable law or which the other party reasonably requests for any proper business purpose. All costs and expenses of any notice or communication sent or published by Buyer or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Buyer.

8.3    Direct Deposits.    Seller will transfer to Buyer not later than the Closing Date all of those ACH direct deposit arrangements related (by agreement or other standing arrangement) to the Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller will deliver to Buyer a listing of all such direct deposit records which Seller, in the exercise of all reasonable efforts, is able to identify. In connection with the obligations under Section 8.1, Buyer and Seller shall cooperate in good faith to determine the method and timing for remitting to Buyer and settling the ACH direct deposits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit liabilities to Buyer hereunder. For thirty (30) days following the Closing, Seller shall remain liable for any ACH direct deposits relating to transactions which occurred prior to the Closing Date that subsequently become subject to a reclamation request.

8.4    Direct Debit.    As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the notice provided in Section 8.2(a), Buyer will send appropriate notice to all Depositors, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Buyer. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties acting in good faith. In connection with the obligations under Section 8.1, Seller shall cooperate in good faith to determine the method and timing for forwarding to Buyer and settling all direct debits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposits to Buyer hereunder.

8.5    Interest Reporting and Withholding.

(a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Buyer will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits. Any amounts required by any governmental agencies to be withheld from any Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Buyer in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date. Within thirty (30) days after the Closing Date, Seller will pay to Buyer without premium that portion of any sums theretofore withheld by Seller from any Deposits (including any amounts held in escrow) that are required to be remitted by Buyer pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required by be remitted by Seller. Any penalties which relate to the Deposits assumed hereunder will be paid by Seller promptly upon receipt of the notice, provided such penalty assessment results from Seller’s acts, policies or omissions, and any efforts to reduce such penalties shall be the sole responsibility of Seller. Any penalties assessed due to information missing from information filings regarding the Deposits assumed hereunder, including 1099 forms, shall be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies, or omissions, and any efforts to reduce such penalties shall be the responsibility of Seller

(b)    Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Buyer shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. Buyer and Seller shall, prior to the Closing Date, consult and Seller shall take reasonable actions as are necessary to permit Buyer to timely deliver such IRS notices required to be delivered following the Closing Date.

(c)    Unless otherwise agreed by the parties, Seller will make all required reports to applicable tax authorities and to obligors on Assigned Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which Closing occurs through the Closing Date, concerning all interest and points received by Seller. Buyer will make all required reports to applicable tax authorities and to obligors on Assigned Loans purchased on the Closing Date with respect to all periods form the day after the Closing Date concerning all such interest and points received.

8.6    ATM/Debit Cards.    Seller will provide Buyer with a list of ATM access/debit cards (including any point-of-sale cards) issued by Seller to Depositors and a data processing record in Seller’s standard format containing all addresses therefor and all related information required to support an automated conversion as soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of any statutory waiting periods). At or promptly after the

Closing, Seller will provide Buyer with a revised data processing record through the Closing and, within thirty (30) days following the date hereof, all customer PINs or algorithms or logic used to generate PINs. Buyer shall reissue ATM access/debit cards to Depositors prior to the Closing Date, which cards shall be effective as of the Closing Date.

8.7    Data Processing Conversion for the Offices and Handling of Certain Items.

(a)    The conversion of data processing with respect to the Transferred Assets and Assumed Liabilities will be completed on the Closing Date unless otherwise agreed by the parties. Seller and Buyer agree to cooperate to facilitate the orderly transfer of data processing information in connection with the transactions contemplated hereby. Within fifteen (15) days of the date of this Agreement, Seller shall permit Buyer and/or its representatives access to review each office for the purpose of installing automated equipment for use by the personnel of the Offices. Following receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller shall permit Buyer, at its expense, to install and test communications lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b)    If the balance due on any Assigned Loan was reduced by Seller as a result of a payment made by check or other instrument received prior to the Effective Time, and such instrument is returned after the Effective Time as uncollectible, Buyer shall promptly remit to Seller an amount equal to (i) the amount of such payment in the case of all Assigned Loans other than Discount Value Loans, or (ii) the amount equal to the amount of such payment multiplied by the Loan Discount in the case of Discount Value Loans.

(c)    Buyer shall pay promptly to Seller without premium an amount equal to the amount of any checks, drafts, withdrawal orders and/or other items in the process of collection as of the Effective Time credited to the Deposits on or before the Closing Date which are returned to Buyer after the Closing Date.

(d)    For sixty (60) days following the Closing Date, Buyer agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer by mail, over the counter or through the check clearing system of the banking industry by the Depositors whether drawn on the checks, withdrawal orders or draft forms provided by Seller, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the Depositors.

(e)    Upon request after the Closing Date either to Seller or Buyer from any state or the federal government to reclaim funds relating to forged or improperly credited or issued social security, unemployment, welfare or similar checks credited by Seller prior to the Effective Time to a Deposit, Buyer hereby agrees to honor such request, but only to the extent of the balance in the relevant account at the date of such request. Buyer shall assign to Seller all right, title and interest in any such check returned to it by any such governmental entity and Seller shall remain liable for any deficiency still owing.

(f)    Buyer shall honor all stop payment orders related to any Deposits initiated prior to the Effective Time and reflected in stop payment documents delivered to Buyer on the Closing Date or thereafter, including any surety bonds issued with respect thereto which Seller shall assign to Buyer. If following receipt of appropriate stop order documentation, Buyer makes any payment in violation of any such order, Buyer shall be solely liable for any such payment and shall indemnify, hold harmless and defend Seller and Bancorp from and against all Damages arising out of any such payment. In the event that Buyer shall make any payment in violation of a stop payment order initiated prior to the Effective Time but not reflected in stop payment documents delivered to Buyer prior to such payment, Seller and Bancorp shall jointly and severally indemnify, hold harmless and defend Buyer from and against all Damages arising out of any such payment.

8.8    Notices to Obligors on Assigned Loans

(a)    No later than fifteen (15) days prior to the Closing Date, Buyer shall prepare and transmit, at Buyer’s sole cost and expense, to each obligor on each Assigned Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Seller to the effect that the Assigned Loan will be transferred to Buyer and directing that payments be made after the Closing Date to Buyer at any address of Buyer specified by Buyer, with Buyer’s name as payee on any checks or other instruments used to make payments, and, with respect to all such Assigned Loans on which payment notices or coupon books have been issued, to issue new notices or coupon bocks reflecting the name and address of Buyer as the person to whom and the place at which payments are to be made. To the extent that Buyer’s notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Buyer’s sole expense, to provide all Assigned Loan obligors with all required notices of the assignment and transfer of the Assigned Loans.

(b)    Seller will render a final statement to each Depositor for which statements are provided as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements. Buyer will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

(c)    To the extent that any of the Assigned Loans transferred from Seller to Buyer involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedure Act (12 U.S.C. § 2601 et seq.), Seller and Buyer will jointly coordinate such customer notices (which shall be in the form prescribed by Regulation X (24 C.F.R. Part 3500)) to be sent no later than fifteen (15) days prior to the Closing Date.

8.9    Refund of Real Property Taxes

If any refund of real property taxes or assessments relating to the Offices shall be made after the Closing, the same shall be held in trust by Seller or Buyer, as the case may be, and shall first be applied to the unreimbursed costs in obtaining the same, and the balance, if any, shall be paid to Seller (for the period prior to the Effective Time) and to Buyer (for the period commencing with the Effective Time).

9.    INDEMNIFICATION.

9.1    Survival of Representations, Warranties.     All representations, warranties, covenants and obligations contained in this Agreement shall survive until the date which is one year after the Closing Date, except that the representations, warranties, covenants and obligations, as applicable, of Seller and Bancorp contained in Sections 3.1(i), 4.2, 4.3 and 4.7 shall survive in perpetuity, the representations, warranties, covenants and obligations, as applicable, of Seller and Bancorp contained in Sections 3.1(p), 4.16, 4.17 and 4.22 shall survive for the applicable statute of limitations and the covenants and obligations contained in Sections 3.1(n) shall survive until the date which is two years after the Closing Date.

9.2    Indemnification.    Seller and Bancorp shall jointly and severally indemnify, protect, defend and hold harmless Buyer and its employees, officers, directors, agents and Affiliates against, and Buyer shall indemnify, protect, defend and hold harmless Seller and Bancorp and their employees, officers, directors, agents and Affiliates against all Damages arising out of or in connection with any inaccuracy in, failure to satisfy or comply with, or breach of, any of the warranties, representations or covenants of each of them contained herein or in any certificate or instrument delivered in connection herewith. Additionally, Seller and Bancorp agree to jointly and severally indemnify Buyer against and to protect, to defend and to hold harmless the Buyer from all Damages arising out of or in connection with any claim alleging (i) a violation of law or regulation by, or (ii) a liability or obligation of Seller that is not specifically and expressly assumed by Buyer pursuant to this Agreement, and Buyer further agrees to indemnify Seller and Bancorp against and to protect, to defend and to hold harmless the Seller from all Damages arising out of or in connection with any claim alleging a liability or obligation of Seller that is specifically and expressly assumed by Buyer pursuant to this Agreement. Notwithstanding the foregoing, no Damages shall be payable by the indemnifying party unless such Damages, when aggregated together equal more than $50,000, in which case indemnification shall be made for the such Damages beginning at the first dollar; provided that neither party shall be entitled to indemnification for aggregate Damages in excess of $12 million.

9.3    Indemnification Procedures.

(a)    Promptly after receipt by a Person entitled to indemnity under this Article 9 (an “Indemnified Person”) of notice of the assertion of a third party claim, suit or proceeding (“Third-Party Claim”) against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)    If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.3(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (B) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)    Seller and Bancorp hereby consent to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Buyer, should Buyer be an Indemnified Person for purposes of any claim that a Buyer as such Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on Seller or Bancorp with respect to such a claim anywhere in the world.

(e)    With respect to any Third-Party Claim subject to indemnification under this Article 9: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)    With respect to any Third-Party Claim subject to indemnification under this Article 9, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

9.4    Other Claims.    A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Indemnifying Party and shall be paid within ten (10) Business Days of the receipt of such notice.

9.5    Escrow.    Buyer may give notice under the Escrow Agreement of a claim in any amount to which it may be entitled under this Article 9, which claim shall be payable pursuant to the terms of the Escrow Agreement. Buyer’s failure to give notice of a claim under the Escrow Agreement will not constitute an election of remedies or limit Buyer in any manner in the enforcement of other remedies that may be available to it.

10.    MISCELLANEOUS PROVISIONS.

10.1    Construction and Interpretation of Agreement.

(a)    Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

(b)    When used in this Agreement, the word “including” shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

(c)    The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(d)    Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

10.2     Entire Agreement.    This Agreement together with the Schedules and Exhibits attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and supersedes all negotiations, preliminary agreement and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof.

10.3     Amendments.    No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed on behalf of the parties hereto by their duly authorized representatives.

10.4    Waiver or Extension.    Except with respect to Regulatory Approvals, Buyer, by written instrument signed by one of its executive officers, may extend the time for the performance of any of the obligations or other acts of Seller or Bancorp, and Seller and Bancorp, by written instrument signed by one of each of their executive officers, may extend the time for the performance of any of the obligations or other acts of Buyer and Buyer or Seller and Bancorp, as the case may be, may waive (a) any inaccuracies in the representations or warranties in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. No failure or delay by any party in exercising any rights, powers or privileges under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.5    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of Buyer, in the case of an assignment by Seller or Bancorp or Seller and Bancorp in the case of an assignment by Buyer.

10.6    Public Announcements; Nondisclosure.    Buyer, Seller and Bancorp will consult with each other before issuing any press release or otherwise making any public statements or customer notification with respect to this Agreement and the transactions contemplated hereby and neither Buyer, Seller nor Bancorp shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by any listing agreement with any national securities exchange.

10.7     Brokers.    Buyer, Seller and Bancorp each represent and warrant to each other that such entity has not contracted for or otherwise utilized the services of a broker in connection with this Agreement and the transactions contemplated hereby. Buyer agrees to indemnify Bancorp and Seller, and Bancorp and Seller, jointly and severally, agree to indemnify Buyer against and in respect of any claim against the other for brokers’ fees or other commissions relative to this Agreement and the transactions contemplated hereby incurred by the indemnifying party’s employees, agents or consultants.

10.8    Payment of Expenses.    Except as otherwise expressly provided herein and in any Schedule hereto, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including any expenses, fees, and costs necessary for any approvals of the appropriate Federal and/or State regulatory authorities, or for any notice to Depositors of the assumption of deposit liabilities provided for in this Agreement which shall be paid by the party seeking such approval or giving such notice.

10.9    No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.10    Addresses for Notice, etc.    All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail) or delivered via facsimile transmission to the applicable party at the addresses indicated below:

If to Seller:
Peoples Bank of Northern Kentucky, Inc.
11 Lookout Farm Drive
Crestview Hills, Kentucky 41017
Attention: Merwin Grayson, Jr.
                  Chief Executive Officer
Phone Number: (859) 341-1177
Facsimile Number: (859) 578-2485

If to Bancorp:	Peoples Bancorporation of Northern Kentucky, Inc. 11 Lookout Farm Drive

Crestview Hills, Kentucky 41017 Attention: Merwin Grayson, Jr. Chief Executive Officer Phone Number: (859) 341-1177 Facsimile Number: (859) 578-2485

with a copy to:	Ivan M. Diamond Greenebaum Doll & McDonald PLLC 3300 National City Tower Louisville, Kentucky 40202 Phone Number: (502) 587-3534 Facsimile Number: (502) 587-3695 E-mail: imd@gdm.com

with a copy to:	Mark G. Arnzen Arnzen & Wentz PSC 600 Greenup Street Covington, Kentucky 41012-0472

If to Buyer:	The Bank of Kentucky, Inc. P.O. Box 577 Florence, Kentucky 41042 Attention: Robert W. Zapp Chief Executive Officer Phone Number: (859) 371-2340 Facsimile Number: (850) 282-3251

With a copy to:	Wilbert L. Ziegler Ziegler & Scheider, P.S.C. P. O. Box 175710 Covington, Kentucky 41017 Phone Number: (859) 426-1300 Facsimile Number: (859) 426-1350

James J. Barresi Squire, Sanders & Dempsey L.L.P. 312 Walnut Street, Suite 3500 Cincinnati, Ohio 45202-4036 Phone Number: (513) 361-1260 Facsimile Number (513) 361-1201 E-mail: jbarresi@ssd.com or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

10.11     Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12    Governing Law; Jurisdiction; Service of Process.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky. Any action or proceeding seeking to enforce any provision of, or based on rights arising out of, this Agreement may be brought against any of the parties in the courts of the State of Kentucky, County of Boone or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Kentucky, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.13    Severability.    If any provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

10.14    Confidentiality.    Neither Buyer nor any of its officers, directors, employees, representatives or agents shall use any information obtained pursuant to this Agreement or in connection with the transactions contemplated hereby for any purpose unrelated to this Agreement. Buyer and its officers, directors, employees, representatives and agents shall hold in confidence all information and documents obtained pursuant to this Agreement or otherwise obtained or prepared in connection herewith, and shall request confidential treatment before any information or documents are submitted in connection with any application for Regulatory Approval, unless such information or documents otherwise become publicly available or as Seller is advised by counsel that any such information or document is required by law to be disclosed.

10.15    Record Retention.    From the date hereof, Buyer shall preserve and safely keep, for so long as may be required under applicable law, all of the files, books of account and records to be transferred to Buyer under this Agreement. Upon not less than two (2) Business Days prior notice, Buyer will permit Seller or its representatives at any reasonable time and at Seller’s expense, to inspect, make extracts from or copies of, any such files, books of account or records as Seller shall deem reasonably necessary, provided that such activities shall not unreasonably interfere with Buyer’s business operations.

10.16    Further Assurances.    From and after the date of this Agreement, each of Buyer, Seller and Bancorp shall do or cause to be done such further acts and execute such documents as may be necessary or desirable to vest in Buyer the full legal and equitable title in the Transferred Assets, and to evidence Buyer’s assumption of the Assumed Liabilities, including, among other things, exercising commercially reasonable best efforts in obtaining all necessary consents and substitutions necessary to substitute Buyer as trustee for all Trust Accounts and execute and deliver such instruments and take such other actions to evidence the consummation of the transactions contemplated hereby and to comply with reporting requirements under the Code.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.

THE BANK OF KENTUCKY, INC.

ATTEST:	By:
Name: Robert W. Zapp Title: Chief Executive Officer

Name:

PEOPLES BANK OF NORTHERN KENTUCKY, INC.

ATTEST:	By:
Name: Merwin Grayson, Jr. Title: Chief Executive Officer

Name:

PEOPLES BANCORPORATION OF NORTHERN KENTUCKY, INC.

ATTEST:	By:
Name:
Title: Chief Executive Officer

Name: